Exhibit 10.42.4

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant	[Participant Name]

Notice

You have been granted the following Restricted Stock Units in accordance with the terms of the Arthur J. Gallagher 2011 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”) attached hereto.

Type of Award	Restricted Stock Units

Grant Date	[Grant Date]

Number of Shares Underlying Restricted Stock Units	[Number of Shares Granted]

Restriction Period

The Restriction Period applicable to the percentage of the total Number of Shares Underlying Restricted Stock Units listed in the “Percentage of Restricted Stock Units” column below shall commence on the Grant Date and shall lapse on the corresponding date listed in the “Vesting Date” column below.

	Vesting Date	Percentage of Restricted Stock Units
	Fourth anniversary of the Grant Date	100

However, in the event of your termination of employment, including your death, Disability or Retirement, the lapsing of the Restriction Period will be governed by Section 5 of the attached Agreement.

ARTHUR J. GALLAGHER & CO. 2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Grant Date set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”) is made between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

WHEREAS, the Company desires to grant an award of restricted stock units to the Participant under and pursuant to the Company’s 2011 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to evidence the award of restricted stock units to the Participant and to have the Participant acknowledge the terms and conditions of the award of restricted stock units by this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate, as applicable, has approved this restricted stock unit award.

NOW, THEREFORE, IT IS AGREED:

1.        Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)        “Benefit Services” means any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas.

(b)        “Company” shall mean the Company and any corporation 50% or more of the stock of which is beneficially owned directly by the Company or indirectly through another corporation or corporations in which the Company is the beneficial owner of 50% or more of the stock.

(c)        “Company Account” will be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries; provided, that, if the Participant is employed by the Company in, or primarily performing work for the Company in LOUISIANA, Company Accounts are further limited to the users of insurance services or benefits services within those parishes and municipalities designated on an exhibit to the Participant’s employment agreement with the Company.

(d)        “Confidential Information” will be construed broadly to include confidential and proprietary data and trade secret information of the Company which is not known either to its competitors or within the industry generally and which has independent economic value to the Company, and is subject to reasonable efforts that are reasonable under the circumstances to maintain its secrecy, and which may include, but is not limited to: data relating to the Company’s unique marketing and servicing programs, procedures and techniques; investment, wealth management and retirement plan consulting, variable annuities, and fund investment business and related products and services; underwriting criteria for general programs; business, management and human resources/personnel strategies and practices; the criteria and formulae used by the Company in pricing its insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages negotiated with underwriters; highly sensitive information about the Company’s agreements and relationships with underwriters; sales data contained in various tools and resources (including, without limitation, Salesforce.com); lists of prospects; the identity, authority and responsibilities of key contacts at Company accounts and prospects; the composition and organization of Company accounts’ businesses; the peculiar risks inherent in the operations of Company accounts; highly sensitive details concerning the structure, conditions and extent of existing insurance coverages of Company accounts; policy expiration dates, premium amounts and commission rates relating to Company accounts; risk management service arrangements relating to Company accounts; loss histories relating to Company accounts; candidate and placement lists relating to Company accounts; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; and other data showing the particularized insurance or consulting requirements and preferences of Company accounts.

(e)        “Direct or indirect solicitation” means, with respect to a Company Account or Prospective Account, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios): (i) The sending of an announcement by Participant or on Participant’s behalf to any Company Account or Prospective Account, the purpose of which is to communicate that Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; initiating a communication or contact by Participant or on Participant’s behalf with any Company Account or Prospective Account for the purpose of notifying such Company Account or Prospective Account that Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (iii) communication or contact by Participant or on Participant’s behalf with any Company Account or Prospective Account if the communication in any way relates to insurance or benefits services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to insurance and/or benefits services; or (iv) the facilitation by Participant, directly or indirectly, of any Company Account’s execution of a broker of record letter replacing the Company as its broker of record.

(f)        “Disability” shall have the meaning given to the term “Long-Term Disability” under the Arthur J. Gallagher & Co. Long-Term Disability Insurance Plan, or such successor long-term disability plan under which the Participant is covered at the time of determination.

(g)        “Insurance Services” means any renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions.

(h)        “Prospective Account” means any entity (other than a then-current Company Account but including former Company Accounts) with respect to whom, at any time during the one year period preceding the termination of Participant’s employment with the Company, Participant: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company, (ii) had material contact or acquired Confidential Information as a result of or in connection with Participant’s employment with the Company, or (iii) incurred travel and/or entertainment expenses which were reimbursed by the Company to Participant.

(i)        “Retirement” means the Participant’s voluntary Termination of Employment on or after the date that the Participant becomes Retirement Eligible.

(j)        “Retirement Eligible” means the later of: (i) the date that the Participant attains age 55; or (ii) the date that is the two-year anniversary of the Grant Date.

(k)        “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

(l)        “Shares” shall mean shares of Common Stock of the Company.

(m)        “Termination of Employment” means a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

2.        Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant, pursuant to the Plan, the Number of Shares Underlying Restricted Stock Units set forth in the Grant Notice (the “Restricted Stock Units”). Subject to the provisions of this Agreement, the grant of Restricted Stock Units may not be revoked.

3.        Dividend Equivalents. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE NOT RESIDENTS OF CANADA. An account established by the Company on behalf of the Participant shall be credited with the amount of all dividends that would have been paid on the Restricted Stock Units if such shares were actually held by the Participant (“Dividend Equivalents”). Such Dividend Equivalents shall be subject to the same Restriction Period applicable to the Restricted Stock Units to which they relate, and, other than with respect to Retirement (which is governed by Section 5(b) of this Agreement), as soon as administratively practicable following the lapse of the Restriction Period applicable to a Restricted Stock Unit, but in no event later than 75 days following such date, the Dividend Equivalents related to such unit shall be paid to the Participant in cash, without earnings thereon.

4.        Dividend Equivalents. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF CANADA. As of each date on which the Company pays a regular cash dividend to record owners of shares of Common Stock (a “Payment Date”), a cash payment shall be made equal to the product of the total number of shares of Common Stock subject to the award immediately prior to such Payment Date and not yet issued pursuant to Section 6 multiplied by the dollar amount of the cash dividend paid per share of Common Stock. These payments shall be made as soon as administratively practicable following each Payment Date.

5.        Restriction Period; Termination and Retirement. The Restriction Period with respect to the Restricted Stock Units shall be as set forth in the Grant Notice. In order to earn and vest in the Restricted Stock Units, the Participant must at the time of vesting remain employed as an active, regular, full-time employee of the Company. Subject to the terms of the Plan and Sections 5(a) and 5(b) below, all Restricted Stock Units for which the Restriction Period had not lapsed prior to the date of the Participant’s termination of employment shall be immediately forfeited.

(a)        Termination of Employment due to Disability. Notwithstanding Section 5 above, upon the Participant’s Termination of Employment due to Disability, the Restriction Period shall immediately lapse as to the full number of Restricted Stock Units and the vested Shares underlying the Restricted Stock Units and any Dividend Equivalents shall be issued or delivered to the Participant on the first day of the seventh month following the Participant’s Termination of Employment.

(b)        Death. Notwithstanding Section 5 above, upon the Participant’s death, the Restriction Period shall immediately lapse as to the full number of Restricted Stock Units and the vested Shares underlying the Restricted Stock Units and any Dividend Equivalents shall be issued or delivered to the Participant in accordance with Section 6.

(c)        Retirement. Notwithstanding Section 5 above, the Restriction Period shall immediately lapse on the date that the Participant becomes Retirement Eligible. Notwithstanding any provision of this Agreement to the contrary, upon a Participant’s Retirement, the vested Shares underlying the Restricted Stock Units and any Dividend Equivalents shall continue to be issued or delivered to the Participant in accordance with Section 6.

6.        Payment of Restricted Stock Units. As soon as administratively practicable following each Vesting Date applicable to the Restricted Stock Units, or at such earlier time as provided for in Section 5, or as the Company may otherwise determine, but in no event later than 75 days following such date, all restrictions applicable to the Restricted Stock Units vesting on that Vesting Date shall lapse and the vested Shares, free of all restrictions, shall be issued or delivered to the Participant or his or her beneficiary or estate, as the case may be, in accordance with the provisions of the Plan.

7.          Recapitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee shall make such equitable adjustments, designed to protect against dilution, as it may deem appropriate in the number and kind of shares covered hereby.

8.          Compliance with Laws and Regulations. The Company shall not be obligated to issue any Shares pursuant to this Agreement unless the Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding the foregoing, the Company is under no obligation to register any Shares to be issued under this Agreement pursuant to federal or state securities laws.

9.          Administration. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. All determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Participant and on his or her legal representatives and beneficiaries.

10.        Tax Witholding. Upon the lapse of the applicable portion of the Restriction Period, or such earlier date on which the value of any Restricted Stock Units otherwise becomes includible in the Participant’s gross income for income tax purposes or on which taxes are otherwise payable, any taxes of any kind required by law to be withheld with respect to such Restricted Stock Units shall be satisfied by the Company withholding Shares or cash otherwise deliverable or payable to the Participant pursuant to this Agreement; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and foreign withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income, subject to any limitations as the Committee may prescribe and subject to applicable law, based on the Fair Market Value of the Shares on the payment date. The Company may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 6.5 of the Plan.

Regardless of any action the Company takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary), and that the Company does not: (a) make any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Restricted Stock Units, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (b) commit to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax.

11.        Non-Transferability. Until the Restricted Period has lapsed, the Restricted Stock Units may not be transferred, assigned, pledged, or otherwise encumbered or disposed of other than by will or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, permit the Restricted Stock Units to be transferred subject to such conditions and limitations as the Committee may impose.

12.        No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

13.        No Rights as a Stockholder. The Participant shall not have a beneficial ownership interest in, or any of the rights and privileges of a stockholder as to, the Shares underlying the Restricted Stock Units, including the right to receive dividends and the right to vote such Shares underlying the Restricted Stock Units until such Restricted Stock Units vest and are issued and transferred to the Participant in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Participant shall not be entitled to delivery of the shares of Common Stock subject to the Restricted Stock Units award, or to the Dividend Equivalents (or in the case of residents of Canada, any additional shares of Common Stock received in accordance with Section 4) related to such units, until the units have vested.

14.        Consent to Transfer Personal Data. By accepting this award, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company holds certain personal information about the Participant, that may include his or her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all awards of Restricted Stock Units, stock options, or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data amongst itself as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The

Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan to, and/or the subsequent holding of shares of stock on the Participant’s behalf by, a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; provided, however, that withdrawing consent may affect the Participant’s ability to participate in the Plan.

15.        Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.        Other Plans. The Participant acknowledges that any income derived from the lapse of the Restriction Period applicable to the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.

17.        Counterpart Execution. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

18.        Section 409A. This Agreement and the Restricted Stock Units are intended to comply with the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participant. This Agreement and the Restricted Stock Units shall be administered and interpreted in a manner consistent with this intent and the Company’s Policy Regarding Section 409A Compliance. If the Company determines that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with or be exempt from Section 409A.

19.        Beneficiary. The Restricted Stock Units shall be distributed to the Participant during the lifetime of the Participant. The Participant may designate a beneficiary to receive any undistributed Restricted Stock Units under the circumstances described in, and in accordance with, Section 6.12 of the Plan.

20.        Governing Law. This Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

21.        Restrictive Covenant; Clawback. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE NOT RESIDENTS OF THE UNITED KINGDOM OR AUSTRALIA.

(a)(i)    If, at any time within (A) two years after the termination of employment; or (B) two years after the vesting of any portion of this award of Restricted Stock Units, whichever is the latest, the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(1) conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;

(2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy and Global Standards of Business Conduct;

(3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or providing consulting for any Insurance Services for any existing Company Account or any actively solicited Prospective Account of the Company for which he or she performed any of the foregoing functions during the two-year period immediately preceding such termination; or providing Benefit Services the Company is involved with, for any existing Company Account or any Prospective Account of the Company for which Participant performed any of the foregoing functions during the two-year period immediately preceding such termination; provided, that this subsection does not apply to any Participant employed by Company in, or primarily performing work for the Company in, California or Oklahoma;

(4)     for a Participant employed by the Company in, or primarily performing work for Company in, OKLAHOMA: directly or indirectly, soliciting, for the purpose of providing Insurance Services or Benefit Services for any existing Company Account or any Prospective Account of the Company for which Participant performed any of the foregoing functions during the two-year period immediately preceding such termination;

(5)     for a Participant employed by the Company in, or primarily performing work for Company in, CALIFORNIA: revealing, making judgments upon, or otherwise using, disclosing or divulging any Confidential Information or trade secrets of the Company or otherwise violating any provision of this Agreement;

(6) recruiting, luring, enticing, employing or offering to employ any current or former employee of the Company or engaging in any conduct designed to sever the employment relationship between the Company and any of its employees;

(7) disclosing or misusing any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company; or

(8) participating in a hostile takeover attempt of the Company;

then this award of Restricted Stock Units and all other awards of Restricted Stock or Restricted Stock Units held by the Participant shall terminate effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the vesting of all or a portion of this or any award of Restricted Stock or Restricted Stock Units shall be paid by the Participant to the Company. Such gain shall be calculated based on the closing price per share of the Company’s common stock as quoted on the New York Stock Exchange on the date of vesting (or the next trading day if such vesting date is a holiday), multiplied by the number of shares vesting on such date, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) This award of Restricted Stock Units and all other awards of restricted stock units or restricted stock held by the Participant shall also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(iii) The Participant acknowledges that Participant’s engaging in activities and behavior in violation of Section 21(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Section 21(a)(i) above that Participant disgorge and pay over to the Company any option gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b)     By accepting this award, the Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 21(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

22.      Forfeiture. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF THE UNITED KINGDOM.

(a)   If at any time during the Participant’s employment with the Company (or any company within the group of companies of which the Company is a member (Group Company)) the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company or any Group Company, or inimical, contrary or harmful to the interests of the Company or any Group Company including but not limited to:

(i)       gross misconduct (as referred to in the Participant’s terms and conditions of employment) or conduct related to his or her employment for which either criminal or civil penalties may be sought; or

(ii)       serious breach or non-observance of any material policy of the Company or any Group Company relating to the conduct of the Company’s business including, without limitation, the Company’s Insider Trading Policy and Global Standards of Business Conduct; or

(iii)      disclosing or misusing any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company;

then any unvested portion of this Restricted Stock Unit award shall lapse effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan and/or any shares of common stock held by the Participant as a result of this or any other award of Restricted Stock Units shall be forfeited to the Company for no payment to the Participant and/or (only with respect to clauses (ii) and (iii) above) any gain realized by the Participant from selling any shares of common stock arising from this or any other award of Restricted Stock Units shall be paid by the Participant to the Company subject to a maximum repayment of £100,000. Only with respect to clauses (ii) and (iii) above, it is agreed by the Participant and the Company that the gain up to £100,000 realized by the Participant is a genuine pre estimate of the minimum level of loss likely to be incurred by the Company or any other Group Company as a result of the occurrence of the events referred to in Sections 22(a)(i) to (iii) above. It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the occurrence of the events referred to in Sections 22(a)(i) to (iii) above.

(b)       For the purposes of Section 22(c), the term Termination Date shall mean the termination of the Participant’s employment with the Company or any Group Company howsoever caused.

(c)       If at any time prior to the expiry of 12 months following the Termination Date the Participant:

(i)        breaches any term of the agreement relating to restrictive covenants (as set out in the Participant’s terms and conditions of employment);

(ii)       discloses or misuses any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company; or

(iii)      participates in a hostile takeover attempt (whether or not successful) of the Company;

then any unvested portion of this Restricted Stock Unit award shall lapse effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan and and/or any shares of common stock held by the Participant as a result of this or any other award of Restricted Stock Units shall be forfeited to the Company for no payment to the Participant and/or any gain realized by the Participant from selling any shares of common stock arising from this or any other award of Restricted Stock Units shall be paid by the Participant to the Company subject to a maximum repayment of £100,000. It is agreed by the Participant and the Company that the gain up to £100,000 realized by the Participant is a genuine pre estimate of the minimum level of loss likely to be incurred by the Company or any other Group Company as a result of the Participant breaching any of the terms of Section 22(c)(i) to 22(c)(iii). It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the Participant breaching any of the terms of Section 22(c)(i) to 22(c)(iii).

(d)      This award of restricted stock units and all other awards of restricted stock units and restricted stock held by the Participant may also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(e)      By accepting this grant, the Participant consents to deductions from any amounts the Company or any Group Company owes to the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or holiday pay, as well as any other amounts owed to the Participant by the Company or any Group Company) to the extent of the amounts the Participant owes the Company or any Group Company under this Section 22. Whether or not the Company or any Group Company elects to make any set-off in whole or in part, if the Company or any Group Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company or any Group Company.

(f)      Each of the restrictions set out in Sections 22(a)(i) to 22(a)(iii) and 22(c)(i) to 22(c)(iii) (inclusive) is separate and severable. If any of the restrictions is determined by a court of law to be unenforceable but would be enforceable if some part were deleted, the remaining provisions of that section shall apply in their entirety.

23.        Liability to tax. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF THE UNITED KINGDOM.

The Participant hereby agrees to:

—

indemnify the Company or any Subsidiary which is obliged to account for income tax and/or primary social security contributions (otherwise known as employee’s National Insurance contributions) arising in connection with the grant, vesting, payment or forfeiture of Restricted Stock Units or recovery of the proceeds of the sale of Common Stock in accordance with this Agreement in respect of such amounts; and

—

be responsible for paying any secondary social security contributions (otherwise known as employer’s National Insurance contributions) arising in connection with the grant, vesting, payment or forfeiture of Restricted Stock Units or recovery of the proceeds of sale of Common Stock in accordance with this Agreement;

(together the “Tax Liability”).

If so requested by the Company, the Participant will enter into an election with his or her employer in respect of the liability for paying any secondary social security contributions (otherwise known as employer’s National Insurance contributions) arising in connection with the grant, vesting, payment or forfeiture of Restricted Stock Units or recovery of the proceeds of sale of Common Stock in accordance with this Agreement.

If so requested by the Company, the Participant will, no later than 14 days after payment of a Restricted Stock Unit award (which includes the transfer or issue of shares of Common Stock to the Participant following the vesting of the award), enter into an election with his or her employer in respect of the acquisition by the Participant of “restricted securities” under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

The Participant will enter into such arrangements with the Company or his or her employer for the recovery of the Tax Liability as may be approved by the Company, which may include, but will not be limited to:

—	within seven days of being notified by his or her employer or the Company of the amount of the Tax Liability, making such payment to his or her employer or the Company;

—	agreeing that the Tax Liability can be withheld from his or her salary, either from a single payment of salary or in equal instalments from two or more payments of salary; or

—

authorising the sale on the market of sufficient of the shares comprised in the Common Stock payment as will, after deduction of any reasonable costs of sale, generate an amount equal to the Tax Liability and the direction of such amount to the Company or his or her employer by way of re-imbursement.

24.      Relationship with employment. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF THE UNITED KINGDOM.

Notwithstanding any other provision of the Plan:

—

the Plan and this Agreement shall not form any part of any contract of employment between the Company or any Subsidiary and the Participant, and they shall not confer on the Participant any legal or equitable rights (other than those constituting the award of the Restricted Stock Unit award themselves) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

—	the benefits to the Participant under the Plan and this Agreement shall not form any part of his or her wages or remuneration or count as pay or remuneration for pension fund or other purposes; and

—

in no circumstances shall the Participant on ceasing to hold the office or employment by virtue of which he or she is or may be eligible to participate in the Plan (whether such cessation is lawful or unlawful) be entitled to any compensation or damages for any loss of any right or benefit or prospective right or benefit under the Plan (which he or she might otherwise have enjoyed) as a result of such cessation of employment whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

25.      Forfeiture. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF AUSTRALIA.

(a)      If at any time during the Participant’s employment with the Company (or any company within the group of companies of which the Company is a member (Group Company)) the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company or any Group Company, or inimical, contrary or harmful to the interests of the Company or any Group Company including but not limited to:

(i)        serious misconduct (as referred to in the Participant’s terms and conditions of employment) or conduct related to his or her employment for which either criminal or civil penalties may be sought; or

(ii)      serious breach or non-observance of any material

policy of the Company or any Group Company relating to the conduct of the Company’s business including, without limitation, the Company’s Insider Trading Policy and Global Standards of Business Conduct; or

(iii)      disclosing or misusing any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company;

then any unvested portion of this Restricted Stock Unit award shall lapse effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan and/or any shares of common stock held by the Participant as a result of this or any other award of Restricted Stock Units shall be forfeited to the Company for no payment to the Participant and/or (only with respect to clauses (ii) and (iii) above) any gain realized by the Participant from selling any shares of common stock arising from this or any other award of Restricted Stock Units shall be paid by the Participant to the Company subject to a maximum repayment of AUD$100,000. Only with respect to clauses (ii) and (iii) above, it is agreed by the Participant and the Company that the gain up to AUD$100,000 realized by the Participant is a genuine pre estimate of, and proportionate to, the loss likely to be incurred by the Company or any other Group Company as a result of the occurrence of the events referred to in Sections 25(a)(i) to (iii) above. It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the occurrence of the events referred to in Sections 25(a)(i) to (iii) above.

(b)        For the purposes of Section 25(c), the term Termination Date shall mean the termination of the Participant’s employment with the Company or any Group Company howsoever caused.

(c)        If at any time prior to the expiry of 12 months following the Termination Date the Participant:

(i)      breaches any term of the agreement relating to restrictive covenants (as set out in the Participant’s terms and conditions of employment);or

(ii)      discloses or misuses any Confidential Information or other non-public confidential or proprietary material concerning the Company or any Group Company then any unvested portion of this Restricted Stock Unit award shall lapse effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan and and/or any shares of common stock held by the Participant as a result of this or any other award of Restricted Stock Units shall be forfeited to the Company for no payment to the Participant and/or any gain realized by the Participant from selling any shares of common stock arising from this or any other award of Restricted Stock Units shall be paid by the Participant to the Company subject to a maximum repayment of AUD$100,000. It is agreed by the Participant and the Company that the gain up to AUD$100,000 realized by the Participant is a genuine pre estimate of, and proportionate to, the loss likely to be incurred by the Company or any other Group Company as a result of the Participant breaching any of the terms of Section 25(c)(i) to 25(c)(iii). It is agreed that such payment by the Participant to the Company shall not limit or restrict the Company or any Group Company from seeking any other remedy (including, without limitation, damages for breach of contract and injunctive relief) as a result of the Participant breaching any of the terms of Section 25(c)(i) and 25(c)(ii).

(d)        This award of restricted stock units and all other awards of restricted stock units and restricted stock held by the Participant may also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(e)        By accepting this grant, the Participant consents to deductions from any amounts the Company or any Group Company owes to the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or holiday pay, as well as any other amounts owed to the Participant by the Company or any Group Company) to the extent of the amounts the Participant owes the Company or any Group Company under this Section 25. Whether or not the Company or any Group Company elects to make any set-off in whole or in part, if the Company or any Group Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company or any Group Company.

(f)        Each of the restrictions set out in Sections 25(a)(i) to 25(a)(iii) and 25(c)(i) to 25(c)(ii) (inclusive) is separate and severable. If any of the restrictions is determined by a court of law to be unenforceable but would be enforceable if some part were deleted, the remaining provisions of that section shall apply in their entirety.

26.        Liability to tax. THIS SECTION APPLIES ONLY TO EMPLOYEES WHO ARE RESIDENTS OF AUSTRALIA.

The Participant hereby agrees to:

—

indemnify the Company or any Subsidiary which is obliged to account for income tax and/or the Medicare levy arising in connection with the grant, vesting, payment or forfeiture of Restricted Stock Units or recovery of the proceeds of the sale of Common Stock in accordance with this Agreement in respect of such amounts (the “Tax Liability”)

The Participant will enter into such arrangements with the Company or his or her employer for the recovery of the Tax Liability as may be approved by the Company, which may include, but will not be limited to:

—	within seven days of being notified by his or her employer or the Company of the amount of the Tax Liability, making such payment to his or her employer or the Company;

—	agreeing that the Tax Liability can be withheld from his or her salary, either from a single payment of salary or in equal instalments from two or more payments of salary; or

—

authorising the sale on the market of sufficient of the shares comprised in the Common Stock payment as will, after deduction of any reasonable costs of sale, generate an amount equal to the Tax Liability and the direction of such amount to the Company or his or her employer by way of re-imbursement.

27.        Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and all Restricted Stock Units granted hereunder shall be governed by Section 6.8 of the Plan. If applicable, payment under this Section 27 shall be made as soon as administratively practicable following the Change in Control, but in no event later than 75 days thereafter.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:
Walter D. Bay Vice President, General Counsel and Secretary

EMPLOYEE

[Signed Electronically]

Grant accepted on [Acceptance Date]